Exhibit 99.1

CONTACT:	Hanover Direct, Inc.
John W. Swatek
S.V.P., Chief Financial Officer & Treasurer
Tel: (201) 272-3389

Hanover Direct, Inc. Reports Results for the First Quarter 2006

WEEHAWKEN, NJ, May 16, 2006 – Hanover Direct, Inc. today announced that it reported a net loss applicable to common shareholders of approximately $1.8 million for the first fiscal quarter ended April 1, 2006, compared to net income applicable to common shareholders of approximately $3.1 million for the same period last year. Net revenues for the first fiscal quarter of 2006 were $100.3 million, compared to net revenues of $89.7 million for the same period last year. The 2005 results included a gain from discontinued operations from the sale of Gump’s in March 2005 of $3.0 million (including a $3.6 million gain recognized on the sale).

The increase in net revenues was primarily driven by an increase in catalog circulation levels and higher response rates. In addition, net revenues grew because of higher postage and handling rates, which we put into effect to offset an increase in U. S. Postal Service that occurred in early January 2006. These increases were partially offset by lower average order sizes. We experienced higher demand in our Domestications and Silhouettes catalogs, and lower demand in The Company Store and the International Male catalogs.

The principal factors which negatively impacted the operating results for the first quarter of 2006 included the lower demand in The Company Store, the continuation of diminished productivity in our distribution center which started in the Fall of 2005 and has led to higher product fulfillment costs, higher catalog postage costs due to the postal rate increase and higher catalog paper costs which started in the Fall of 2005.

In addition, in mid March 2006 a consolidator utilized by the Company to deliver packages into the USPS system filed a petition in bankruptcy. While this bankruptcy did not materially impact our results in the first quarter of 2006, we expect it will significantly increase our merchandise shipping costs for the remainder of 2006.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans," and "believes," among others, generally identify forward-looking statements. Forward-looking statements are predictions of future trends and events and as such, there are substantial risks and uncertainties associated with forward-looking statements, many of which are beyond management’s control. Some of the more material risks and uncertainties are identified in "Risk Factors" in the Company’s 2005 Form 10-K. We do not intend, and disclaim any obligation, to update any forward-looking statements.

About Hanover Direct, Inc.

Hanover Direct, Inc. (PINK SHEETS: HNVD.PK) provides quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers. The Company’s portfolio of home fashion and apparel catalogs and Internet websites include Domestications, The Company Store, Company Kids, Silhouettes, International Male and Undergear. The Company also manufactures Scandia Down branded comforters that sell through specialty retailers and provides product fulfillment, telemarketing, information technology and e-commerce services to third party direct marketing businesses. Information on Hanover Direct, Inc. can be accessed on the Internet at www.hanoverdirect.com.